Keryx Biopharmaceuticals Names Beth F. Levine as Senior Vice President, General Counsel & Chief Compliance Officer

NEW YORK, April 25, 2007 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals (Nasdaq: KERX - News) today announced that Beth F. Levine, Esq., has joined the Company as Senior Vice President, General Counsel & Chief Compliance Officer, with responsibility for overseeing all legal and compliance matters for the organization. Ms. Levine will also serve as Corporate Secretary and will have oversight responsibility for the Company’s human resources function.

Ms. Levine joins Keryx with over 15 years of legal experience, focusing primarily on food and drug law, corporate compliance, commercial litigation, licensing and other corporate transactional matters in the pharmaceutical and consumer products industries. Ms. Levine joins Keryx from Pfizer Inc., where she served in various positions in the Legal Division between 1994 and 2007. Most recently, Ms. Levine served as Assistant General Counsel - U.S. Pharmaceuticals, where she was chief counsel responsible for the legal affairs of this $23 billion Pfizer division. From 2000-2003, Ms Levine served as Assistant General Counsel - Pfizer Consumer Group, where she was chief counsel responsible for the consumer group's global legal affairs. Prior to making the transition to in-house counsel at Pfizer, Ms. Levine was a litigation associate at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Ms. Levine received a J.D. from Fordham Law School and a B.S. from Cornell University.

“On behalf of the Board of Directors, we are excited to welcome Beth to Keryx as we continue to enhance our corporate compliance capabilities and commercial operations infrastructure to manage our anticipated growth over the next 12-24 months as we prepare for the potential launch of Sulonex,” said Michael S. Weiss, Chairman and Chief Executive Officer of Keryx. “Beth is a seasoned executive with a demonstrated record of accomplishment in legal, government and regulatory affairs and corporate development work. We look forward to her future contributions to the Company.”

Ms. Levine was granted 150,000 stock options pursuant to an inducement grant. The exercise price of the options is $11.02, and the options will vest over four years. In addition, Ms. Levine was granted 15,000 shares of restricted stock that will vest over four years.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

KERYX CONTACT:
Ron Renaud
Chief Financial Officer
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: rrenaud@keryx.com

Source: Keryx Biopharmaceuticals, Inc.